FileNET Asia Pacific, Pte. Ltd. (Singapore)
FileNET BV (The Netherlands)
FileNET Canada, Inc. (Canada)
FileNET Company Limited (Ireland)
FileNET France (France)
FileNET Corporation Europe, EURL (France)
FileNET Corporation, Pty. Ltd (Australia)
FileNET GmbH (Germany)
FileNET Hong Kong Limited (Hong Kong)
FileNET Iberia, S.L. (Spain)
FileNET International Corporation (U.S. Virgin Isalnds)
FileNET Limited (England)
FileNET Italy, S.R.L. (Italy)
FileNET Sweden AB (Sweden)
Hankook FileNET Corporation (Korea)
Nihon   FileNET K.K. (Japan)
Panagon Document Management Software Handels GmbH (Austria)